UNICO AMERICAN CORPORATION

26050 Mureau Road

Calabasas, CA 91302

_____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, May 25, 2017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Unico American Corporation (the "Company") to be held at the Hilton Garden Inn, 24150 Park Sorrento, Calabasas, California 91302, at 2:00 p.m. local time, to consider and act upon the following matters:

1.	The election of eight (8) directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified; and
2.	The transaction of such other business as may properly be brought before the meeting.

The Board of Directors has fixed the close of business on April 10, 2017, as the record date for the determination of shareholders who will be entitled to notice of and to vote at the meeting. The voting rights of the shareholders are described in the Proxy Statement.

IT IS IMPORTANT THAT ALL SHAREHOLDERS BE REPRESENTED AT THE ANNUAL MEETING. SHAREHOLDERS WHO DO NOT PLAN TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO VOTE, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID AND ADDRESSED RETURN ENVELOPE. PROXIES ARE REVOCABLE AT ANY TIME, AND SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

By Order of the Board of Directors,

Cary L. Cheldin

Chairman of the Board, President, and

Chief Executive Officer

Calabasas, California

April 17, 2017

UNICO AMERICAN CORPORATION

26050 Mureau Road

Calabasas, CA 91302

_____________________

PROXY STATEMENT

______________________

ANNUAL MEETING OF SHAREHOLDERS

May 25, 2017

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unico American Corporation, a Nevada corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Hilton Garden Inn, 24150 Park Sorrento, Calabasas, California 91302, on May 25, 2017, at 2:00 p.m. local time. Accompanying this Proxy Statement is a proxy card, which you may use to indicate your vote as to each of the proposals described in this Proxy Statement. If you are planning to attend our Annual Meeting and require directions to the meeting, please call 818-591-9800, Extension 565.

All shares represented by proxies that are properly completed, signed, and returned to the Company prior to the Annual Meeting and, which have not been revoked, will be voted in accordance with instructions contained in the proxies. At the Annual Meeting, the scheduled matters to be acted upon by the shareholders are the election of eight (8) directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors recommends a vote FOR the nominees for director listed in the proxy. In the absence of voting instructions to the contrary, shares represented by properly executed proxies will be voted in accordance with the foregoing recommendations. The Company does not know of any other matter that will be presented for action at the Annual Meeting, but if any other matter is properly presented, the persons that are named in the accompanying proxy will vote thereon in accordance with their best judgment. A shareholder may revoke his or her proxy at any time before it is voted either by filing with the Secretary of the Company at its principal executive offices a written notice of revocation or a duly executed proxy bearing a later date or by appearing in person at the Annual Meeting and expressing a desire to vote his or her shares in person.

The close of business on April 10, 2017, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the record date, the Company had outstanding 5,307,133 shares of common stock, the only outstanding voting security of the Company. For each share held on the record date, a shareholder is entitled to one vote on all matters to be considered at the Annual Meeting.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. Brokers and other nominees may vote without instruction only on “routine” proposals. On “non-routine” proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” So long as the broker has discretion to vote on at least one proposal, broker non-votes are counted in determining a quorum but are not counted for purposes of determining the number of shares present in person or represented by proxy on a voting matter.

As to Proposal 1, the vote for directors, the Company's Articles of Incorporation do not provide for cumulative voting. Directors are elected by a plurality of the votes cast and abstentions and broker non-votes are counted for the purposes of determining the existence of a quorum at the meeting but not for purposes of determining the results of the vote. The eight (8) nominees receiving the most votes will be elected as directors of the Company.

The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of preparing, assembling and mailing the proxy material. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies by telephone, facsimile, or personal contact without additional compensation.

The Company's principal executive offices are located at 26050 Mureau Road, Calabasas, CA 91302. The approximate mailing date of this Proxy Statement and the Company's proxy card is April 17, 2017.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company's Bylaws provide for a range of three to eleven directors and allow the Board of Directors to set the exact number of authorized directors within that range. The current number of authorized directors is eight (8). Directors are elected at each Annual Meeting of Shareholders to serve thereafter until their successors have been duly elected and qualified. Each nominee is currently a director having served in that capacity since the date indicated in the following table.  All nominees have advised the Company that they are able and willing to serve as directors. If any nominee refuses or is unable to serve (an event which is not anticipated), the persons named in the accompanying proxy card will vote for another person nominated by the Board of Directors. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote FOR the election of the eight (8) nominees listed in the following table.

The following table sets forth all of the Company’s executive officers and directors and indicates the position with the Company, tenure as director and age as of April 10, 2017, for each person nominated for election as a director:

Name	Age	Present Position with Company	First Elected Director

Cary L. Cheldin	60	Chairman of the Board, President and Chief Executive Officer	1983
Lester A. Aaron	71	Executive Vice President and Director	1985
Michael Budnitsky	42	Treasurer, Chief Financial Officer and Secretary	N/A
Terry L. Kinigstein	71	Director	2008
Erwin Cheldin	85	Director	1969
George C. Gilpatrick	72	Director	1985
Donald B. Urfrig	75	Director	2001
Samuel J. Sorich	71	Director	2012
David T. Russell	50	Director	2015

Each nominee for election to the Board of Directors has extensive management and leadership experience gained through executive and professional service in insurance and other industries. In these roles, the directors have developed attributes and skills in management of capital, risk and operations. In addition, all of the current directors have long standing relationships with the Company. This experience with the Company provides the current directors with a thorough understanding of the Company’s policies and processes, rules and regulations, risks and mitigating solutions and controls environment.

Set forth below are the names of the nominees for election to the Board of Directors, along with their present and prior positions, principal occupations and the specific individual qualifications and skills of such directors that contribute to the overall effectiveness of the Board of Directors and its committees.

Cary L. Cheldin, Chairman of the Board of Directors, has served as Chairman, President and Chief Executive Officer since April 1, 2009. From 1991 to 2009 he was Executive Vice President of the Company and prior thereto he served as Vice President from 1986 to 1991 and as Secretary from 1987 to 1991. Mr. Cary Cheldin has been a director of the Company since 1983 and has held management positions in the Company since 1986. The Company believes that Mr. Cary Cheldin’s knowledge of and expertise in the insurance industry and his historical experience and understanding of the Company’s underwriting, claims management and rate-making processes qualify him for service on the Board of Directors.

Lester A. Aaron has served as a Director from 1985 to present, as the Company’s Executive Vice President from 2016 to present, as the Company’s Treasurer, Chief Financial Officer from 1985 to 2016, and as the Company’s Secretary from 1991 to 1992 and from 2014 to 2016. Mr. Aaron has extensive knowledge and expertise in the property and casualty insurance industry, financial reporting, taxation and investments and is an inactive certified public accountant. The Company believes that Mr. Aaron’s background and his 39 years of experience with the Company qualify him for service on the Board of Directors.

Terry L. Kinigstein is the Company’s former General Counsel. Mr. Kinigstein’s employment with the Company ended effective September 26, 2014. Mr. Kinigstein served as the Company’s General Counsel from 2002 to 2014. From 2008 to 2014 he served as the Company’s Vice President, Secretary and Director. Mr. Kinigstein has been an active attorney since 1972. During the 26 years prior to joining Unico American Corporation as General Counsel, Mr. Kinigstein was a partner in several law firms, including the law firm of Cooper, Epstein and Hurewitz for approximately 10 years. The Company believes that Mr. Kinigstein’s extensive legal experience, as well as experience as a law firm partner and with the Company, qualifies him for service on the Board of Directors.

Erwin Cheldin is the Company’s former President, Chief Executive Officer and Chairman of the Board. Mr. Erwin Cheldin retired from being an employee of the Company effective April 1, 2009. Mr. Erwin Cheldin became an officer and director of the Company in 1969. Mr. Erwin Cheldin has over 50 years of experience in all phases of the property and casualty insurance industry. The Company believes that Mr. Erwin Cheldin’s historical knowledge of the Company and its operations and long standing service to the Company qualify him for service on the Board of Directors.

George C. Gilpatrick is the Company’s former Vice President of Management Information Systems. Mr. Gilpatrick served the Company as Vice President from 1981 until his retirement in April 2008 and as a director since 1985. The Company believes that Mr. Gilpatrick’s knowledge and expertise in the data processing field and his past experience directing the Company’s information systems as well as his experience as a director of the Company, qualify him for service on the Board of Directors.

Donald B. Urfrig has been a consulting engineer in the areas of project management and integrated product development since 1996. In addition, he is also a private investor and owner of commercial and agricultural businesses for the past 41 years. From 1963 to 1996, he worked in the aerospace industry in both technical and management positions. The Company believes that the diversified work experience of Mr. Urfrig as business owner, investor and executive manager qualifies him for service on the Board of Directors.

Samuel J. Sorich is a respected representative of the California insurance industry for more than 29 years. Mr. Sorich has been a consultant to the insurance industry regarding, among other things, regulatory and legislative matters since 2011. From 2002 to 2010 he served as president of the Association of California Insurance Companies (ACIC), California’s longest established property/casualty insurance trade association. From 1985 to 2002, prior to joining the ACIC, he served as regional vice president of the National Association of Independent Insurers (NAII), a predecessor association of the Property Casualty Insurers Association of America (PCI). The Company believes that Mr. Sorich’s experience as an attorney and his experience in the insurance industry qualify him for service on the Board of Directors.

David T. Russell has been a Professor of Insurance and Finance at California State University, Northridge, since 2002. He is a member of the Risk and Insurance Management Society, the American Risk and Insurance Association, and is former president of the Western Risk and Insurance Association. Mr. Russell serves on various professional and community boards, including his current position as Chairman of the Board for First Connect Insurance Services, LLC, where he served on the board since July 2013. Since 1997, Mr. Russell also served as an independent consultant on life and property and casualty insurance cases as an expert witness. He also offers corporate training and insurance education for legislators through the Griffith Foundation. The Company believes that Mr. Russell’s experience as a professor and his experience in the insurance industry qualify him for service on the Board of Directors.

Except for Cary L. Cheldin, who is the son of Erwin Cheldin, none of the executive officers or directors of the Company are related to any other officer or director of the Company. The executive officers of the Company are elected by the Board of Directors. Cary L. Cheldin serves in his present office pursuant to an employment agreement with the Company. The employment agreement of Cary L. Cheldin was amended and restated on March 16, 2015, and further amended as of March 27, 2017.

Messrs. Erwin Cheldin, Cary L. Cheldin, Lester A. Aaron, and George C. Gilpatrick who hold approximately 53.0% of the voting power of the Company have agreed to vote the shares of common stock held by each of them so as to elect each of them to the Board of Directors and to vote on all other matters as they may agree. As a result of this agreement, the Company is a “Controlled Company” as defined in the NASDAQ Stock Market (“NASDAQ”) Listing Rules. A Controlled Company is exempt from the requirements of the NASDAQ Listing Rules requiring that (i) the Company have a majority of independent directors on the Board of Directors, (ii) the Compensation Committee be composed solely of independent directors, (iii) the Compensation Committee have a written charter, (iv) the compensation of the executive officers be determined by a majority of the independent directors or a compensation committee comprised solely of independent directors, and (v) director nominees be elected or recommended either by a majority of the independent directors or a nominating committee comprised solely of independent directors. The Board of Directors has determined that each of Messrs. Russell, Urfrig and Sorich are independent directors as defined by the NASDAQ Listing Rules.

During the year ended December 31, 2016, the Company's Board of Directors held four meetings. The independent directors met without any management directors or employees present four times during the year ended December 31, 2016. Non-employee directors receive $2,000 each quarter plus $1,000 for each Board meeting they attend. All directors attended at least 75% of the combined total meetings of the Board of Directors and the committees on which they served.

Director Compensation

The compensation of the Company’s non-employee directors paid by the Company for the last completed fiscal year is as follows:

Name	Director’s Fee	Special Committee Fee	Total Fees
	$	$	$

Erwin Cheldin	9,000	—	9,000
George C. Gilpatrick	8,000	—	8,000
Terry L. Kinigstein	9,000	—	9,000
Donald B. Urfrig	9,000	52,000	61,000
Samuel J. Sorich	9,000	52,000	61,000
David T. Russell	9,000	84,500	93,500

Board Leadership Structure

The Company’s eight-member Board is led by Chairman Cary L. Cheldin. Mr. Cary Cheldin is also the Company’s President and Chief Executive officer. The Company’s Executive Vice President, Lester A. Aaron, is also a member of the Board. The remaining six members include the retired Chairman, President and Chief Executive Officer, Erwin Cheldin, the retired Vice President of Management Information Systems, George Gilpatrick, former Vice President & General Counsel and Secretary, Terry L. Kinigstein, and three independent directors. The Board does not have a lead independent director.

Mr. Cary Cheldin is the son of a founder of the Company and has been an executive officer of the Company since 1986 and a board member since 1983. He was first elected Chairman of the Board, President and Chief Executive Officer effective April 1, 2009.

The Board of Directors has determined that combining the Chairman and Chief Executive Officer positions is the appropriate leadership structure for the Company at this time and provides effective oversight of management and strong leadership of the independent directors and shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision making, and alignment on corporate strategy. The Board believes this leadership structure is particularly appropriate for the Company at this time given Mr. Cary Cheldin’s continuity of service with the Company since 1980. As the individual with primary responsibility for managing the Company's day-to-day operations, Mr. Cary Cheldin is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of the Board and the applicable committees.

The Board of Directors is primarily responsible for assessing risks associated with the Company's business. However, the Board delegates certain responsibilities to committees of the Board of Directors.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The members presently consist of David T. Russell, Donald B. Urfrig, and Samuel J. Sorich. The Audit Committee of the Board of Directors oversees the accounting and financial reporting processes of the Company and the audits of the Company’s consolidated financial statements. The Audit Committee also reviews with management the Company's policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with the Company’s financial and accounting systems, accounting policies, investment strategies, regulatory compliance, insurance programs and other matters.

The Audit Committee has a written charter, a copy of which was attached to the proxy statement filed with respect to the annual meeting held on May 19, 2016. The Audit Committee met four times during the year ended December 31, 2016, and held one meeting subsequent to the year ended December 31, 2016, to discuss accounting and financial statement matters related to the fiscal year ended December 31, 2016. Messrs. Russell, Urfrig, and Sorich are independent and in compliance with the independent standards applicable to audit committee members contained in the NASDAQ Listing Rules. The Board of Directors has determined that the Company does not have an “Audit Committee Financial Expert” as defined by the SEC serving on the Audit Committee. The Board of Directors believes that the members of the Audit Committee are able to read and understand consolidated financial statements of the Company, are familiar with the Company and its business, and are capable of fulfilling the duties and responsibilities of an Audit Committee without the necessity of having an “Audit Committee Financial Expert” as a member.

The Board of Directors has also established a Compensation Committee presently consisting of Messrs. Cary Cheldin, Aaron, and Russell. Messrs. Cary Cheldin and Aaron are executive officers of the Company. The Company’s compensation program is designed to provide executive officers with total compensation commensurate with responsibilities and competitive with compensation provided to executives in like positions, as determined by the Compensation Committee. The Compensation Committee considers and recommends to the Board of Directors compensation for executive officers. The Compensation Committee held one meeting during the year ended December 31, 2016. The Compensation Committee does not have a charter.

The Board of Directors has established a Special Committee consisting entirely of independent directors to oversee the review of strategic alternatives and potential opportunities aimed at enhancing shareholder value. The Special Committee members presently consist of David T. Russell, Donald B. Urfrig, and Samuel J. Sorich.

The Company does not have a Nominating Committee of the Board of Directors. The Board of Directors consists of eight members. Since four directors, of which two are presently executive officers, control approximately 53.0% of the voting power of the outstanding common stock of the Company, the Board of Directors believes that it is appropriate not to have a Nominating Committee. If there were a new nominee for Director to be considered, it is expected that all of the directors would participate in the process. The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. The Board of Directors, however, would consider qualified nominees recommended by shareholders. Shareholders who wish to recommend a qualified nominee should submit complete information as to the identity and qualifications of the person recommended to the Secretary of the Company at 26050 Mureau Road, Calabasas, CA 91302. The Board of Directors generally requires that nominees be persons of sound ethical character, be able to represent all shareholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience, and have a general appreciation of the major business issues facing the Company. The Board of Directors does not have a formal process for identifying and evaluating nominees for director. The Board of Directors does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board of Directors. The Board of Directors views diversity broadly to include diversity of experience, skills and viewpoint in addition to more traditional diversity concepts. Absent special circumstances, the Board of Directors will continue to nominate qualified incumbent directors whom the Board of Directors believes will continue to make important contributions to the Board of Directors.

Communications with the Board of Directors

The Company provides a process for shareholders to send communications to the Board of Directors or any of the directors. Shareholders may send written communications to the Board of Directors or any director, c/o Secretary, Unico American Corporation, 26050 Mureau Road, Calabasas, CA 91302. All communications will be compiled by the Secretary of the Company and will be submitted to the members of the Board of Directors or to the individual director to whom it was addressed on a periodic basis. The Company does not have a policy with regard to directors’ attendance at the Annual Meeting of Shareholders. Three of the directors attended the 2016 Annual Meeting of Shareholders.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code of Ethics may be obtained without charge upon written request to the Secretary, Unico American Corporation, 26050 Mureau Road, Calabasas, CA 91302.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 10, 2017, the names and holdings of all persons who are known by the Company to own beneficially more than 5% of its outstanding common stock, its only class of outstanding voting securities, and the beneficial ownership of such securities held by each director, nominee for director, and all executive officers and nominees for director as a group. Unless otherwise indicated, the Company believes that each of the persons and entities set forth below has the sole power to vote and dispose of the shares listed opposite his or its name as beneficially owned by him or it.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent Of Class

Certain Beneficial Owners
Erwin Cheldin (1) 26050 Mureau Road, Calabasas, CA 91302	2,352,545	44.3%

Schwartz Investment Counsel, Inc., and Schwartz Investment Trust, on behalf of its series Funds, Schwartz Value Fund, and Ave Maria Catholic Values Fund (2) 801 W. Ann Arbor Trail, Suite 244, Plymouth, MI 48470	469,945	8.9%

Dimensional Fund Advisors LP (3) Building One 6300 Bee Cave, Austin TX 78746	433,019	8.2%

The Lion Fund, L.P., Sardar Biglari and Biglari Capital Corp. (4) 17802 IH 10 West, Suite 400, San Antonio TX 78257	505,100	9.5%

Executive Officers and Directors	Amount Beneficially Owned	Percent Of Class

Erwin Cheldin (1)	2,352,545	44.3%
Cary L. Cheldin (1)	204,860	3.9%
Lester A. Aaron (1)	150,567	2.8%
George C. Gilpatrick (1)	104,717	2.0%
Donald B. Urfrig	25,000	0.5%
David T. Russell	29,263	0.6%
Terry L. Kinigstein	0	0.0%
Samuel J. Sorich	0	0.0%
Michael Budnitsky	0	0.0%

All executive officers and directors as a group (9 persons)	2,866,952	54.1%

(1)	Messrs. Erwin Cheldin, Cary L. Cheldin, Lester A. Aaron, and George C. Gilpatrick have agreed to vote all of the shares of common stock owned by them aggregating 2,812,689 shares or approximately 53.0% of the outstanding common stock so as to elect each of them to the Board of Directors and to vote on all other matters as they may agree. The agreement terminates upon the earlier of such time as the group owns less than 50.0% of the outstanding shares of the common stock of the Company or April 15, 2019. Because of his stock holdings, Erwin Cheldin may be deemed a “parent” (as defined in the Securities Exchange Act of 1934) of the Company.
(2)	Per Schedule 13G dated February 7, 2017.
(3)	Per Schedule 13G/A dated February 9, 2017.
(4)	Per Schedule 13D dated May 3, 2016.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

 Executive Officers

Biographical information regarding Cary L. Cheldin, President and Chief Executive Officer of the Company, and Lester A. Aaron, Executive Vice President of the Company, appears above under the heading “PROPOSAL 1 - ELECTION OF DIRECTORS.”

Michael Budnitsky has served as Chief Financial Officer of the Company since August 1, 2016.  From September 2014 through July 2016, he served as Vice President of Accounting of the Company and was responsible for various accounting and finance functions, including financial and tax reporting, Sarbanes Oxley compliance, and oversight of the accounting department. From May 2005 to joining the Company in 2014, Mr. Budnitsky worked at HCC Surety Group where he most recently served as Vice President, Controller.  Prior thereto, Mr. Budnitsky worked as a financial reporting manager at the Automobile Club of Southern California and as an audit manager at KPMG LLP.  Mr. Budnitsky received a Masters in Business Administration from the University of Southern California and a Bachelors of Science in Accounting and Management Information Systems from California State University, Northridge. Mr. Budnitsky is an active Certified Public Accountant in California.

Summary of Executive Compensation

Summary Compensation Table

The following table sets forth information for years ended December 31, 2016 and 2015, as to executive compensation paid to the principal executive officer and the Company’s other executive officers, other than the principal executive officer, who were serving as executive officers as of the end of the last completed fiscal year, whose compensation exceeded $100,000.

Name and Principal Position	Year	Salary	Bonus	All Other Compensation (1)	Total
		($)	($)	($)	($)

Cary L. Cheldin (2)	2016	365,995	—	45,430	411,425
President and Chief Executive Officer	2015	327,116	30,000	45,839	402,955

Lester A. Aaron (3)	2016	236,999	15,000	38,972	290,971
Executive Vice President	2015	246,115	30,000	50,560	326,675

Michael Budnitsky (3) (4)	2016	183,900	12,500	9,823	206,223
Treasurer, Chief Financial Officer and Secretary

(1)	See “All Other Compensation” table below.

(2)	Cary L. Cheldin serves in his present office pursuant to an employment agreement with the Company. The employment agreement of Cary L. Cheldin was amended and restated on March 16, 2015. An amendment to the amended and restatement employment agreement was made on March 27, 2017. Pursuant to that amendment, Cary L. Cheldin waived his rights to a mandatory bonus from January 1, 2016, until January 1, 2017.

(3)	Pursuant to a unanimous resolution of the Board of Directors of the Company dated July 25, 2016, and effective August 1, 2016, the Board appointed Lester A. Aaron to Executive Vice President of the Company and appointed Michael Budnitsky to Treasurer, Chief Financial Officer and Secretary of the Company. Lester A. Aaron and Michael Budnitsky serve in their present offices without employment agreements.

(4)	Pursuant to a job offer letter signed by the Company when Michael Budnitsky joined the Company in September 2014, Michael Budnitsky is entitled to a severance payment equal to three years’ salary in the event his employment is terminated due to a change in ownership of the Company.

All Other Compensation

The table below summarizes all other compensation paid or earned by the named executive officers noted above for the years ended December 31, 2016 and 2015.

Name	Year	Perquisites and Other Personal Benefits (1)	Contribution to Profit Sharing Plan	Contribution to Money Purchase Plan (4)	Total
		$	$	$	$

Cary L. Cheldin	2016	21,580	23,850 (2)	—	45,430
	2015	14,639	15,600 (3)	15,600	45,839

Lester A. Aaron	2016	15,122	23,850 (2)	—	38,972
	2015	19,360	15,300 (3)	15,300	49,960

Michael Budnitsky	2016	982	8,841 (2)	—	9,823

(1)	Represents payments for medical, dental, life, and disability insurance.

(2)	Represents amounts contributed or accrued to the person’s account under the Company’s Profit Sharing Plan (the “Plan”), all of which are vested. The contribution is for the plan year ended December 31, 2015. The plan year end changed to a calendar year effective December 31, 2015. Contributions to the plan year 2016 will be reflected in 2017. See more information about the Plan in “Retirement Plans”.

(3)	Represents amounts contributed to the person’s account under the Plan, all of which are vested. The contribution is for the plan year ended March 31, 2015. The plan year end changed to a calendar year effective December 31, 2015.

(4)	Represents amounts contributed or accrued to the person’s account under the Company’s Money Purchase Plan, all of which are vested. The contribution is for the plan year ended March 31, 2015. Effective November 1, 2015, the Company’s Money Purchase Plan was merged into the Plan. See more information in “Retirement Plans.”

Employment Agreements

The Company has an employment agreement with Cary L. Cheldin.

Cary L. Cheldin – On March 17, 2008, the Company entered into an employment agreement with Cary L. Cheldin that became effective on December 15, 2007, with a term ending December 31, 2012. The employment agreement of Cary L. Cheldin was amended effective April 1, 2009, to indicate the change in his offices and responsibility and to extend the end of the term of the agreement from December 31, 2012 to December 31, 2013. On March 24, 2010 the employment agreement was amended again to extend the end of the term of the agreement from December 31, 2013 to December 31, 2014. On September 21, 2012 the employment agreement was amended again to extend the end of the term of the agreement from December 31, 2014 to December 31, 2017. On and effective as of March 17, 2015, the Company entered into an amended and restated employment agreement (the “employment agreement”) with Cary L. Cheldin (the “Executive”), the President and Chief Executive Officer of the Company. The employment agreement was approved by the Company’s Board of Directors on March 16, 2015. The material terms of the employment agreement are as follows:

The employment agreement provides for an annual salary of no less than $315,000. The annual salary is subject to increase from time to time at the discretion of the Board of Directors of the Company. The employment agreement also provides that the Company will promptly reimburse the Executive for certain “out-of-pocket” expenses.

The employment agreement provides for a mandatory annual bonus payable on or before December 31 of each year. The amount of each mandatory bonus is to be determined by the Board of Directors but will not to be less than $54,000, less any amounts paid to the Executive as a discretionary bonus since the immediately preceding January 1.

The Executive’s employment under the employment agreement will continue until terminated by (a) the Executive’s death, (b) the Company without Cause (as Cause is defined in the employment agreement) on thirty days’ advance written notice, (c) the Executive other than for breach of the employment agreement on thirty days’ advance written notice, (d) the Executive for a material breach by the Company of the terms of the employment agreement, which is not cured within thirty (30) days after the Executive provides the Company written notice describing such breach with particularity, (e) the Company for Cause, or (f) the Company on account of the Executive’s permanent disability (as determined in accordance with the employment agreement).

If the employment agreement is terminated by the Company without Cause or by the Executive due to a breach of the employment agreement by the Company, the Company must pay or provide to the Executive (a) all unpaid salary and other compensation for periods or partial periods that occurred prior to the date of termination and any unreimbursed business expenses, such amount to be paid immediately upon termination, (b) the mandatory bonus for the calendar year in which his employment was terminated to the extent not previously paid, without giving effect to his termination, (c) an amount equal to three times his then-current base salary, such amount to be paid conditional upon his execution of a release, in one single lump sum within 45 days after termination, (d) the minimum mandatory bonus of $54,000 for the three calendar years following his termination of employment, without giving effect to his termination of employment, such amounts to be paid as and when provided for under the employment agreement, and (e) the employee benefits set forth in the employment agreement for the three years following his termination of employment or, if the Company cannot provide such benefits, the cash equivalent to reimburse the Executive for the cost (including any tax cost) to purchase such employee benefits in the open market, such amounts to be reimbursed monthly. The employment agreement contains certain obligations, limitations and restrictions in the event that payments or distributions under the employment agreement would constitute an “excess parachute payment” subject to the excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or would result in adverse tax consequences under Section 409A of the Code.

The employment agreement also provides that the Company will pay the Executive at the rate of 10% per annum (or the highest permissible rate under applicable law, if less) on all amounts due under the employment agreement that are not timely paid. Because of the Executive’s waiver of his mandatory bonus for 2016, no bonus is due for that period and no interest for failure to timely pay the bonus will accrue.

Option/SAR Grants and Stock Awards in Last Fiscal Year

No stock options, stock appreciation rights or stock awards were granted to any named executive officer during the year ended December 31, 2016.

Options/SAR Exercises and Stock Awards Vesting in Last Fiscal Year and Unexercised Options/SAR and Stock Awards at Fiscal Year End

No stock options or stock appreciation rights were exercised by, nor any stock award vested in favor of, any named executive officer during the year ended December 31, 2016. No options, stock appreciation rights, or stock awards were held by any named executive officer at December 31, 2016.

Stock Option Plans

The Company’s 1999 Omnibus Stock Plan (the “1999 Plan”) that covered 500,000 shares of the Company’s common stock (subject to adjustment in the case of stock splits, reverse stock splits, stock dividends, etc.) was adopted by the Board of Directors in March 1999 and approved by shareholders on June 4, 1999. None of the options were granted to a named executive officer. The 1999 Plan was terminated by its terms on March 15, 2009. As of December 31, 2012, all grants had been exercised or expired.

The Company’s 2011 Incentive Stock Option Plan (the “2011 Plan”) covers 200,000 shares of the Company’s common stock (subject to adjustment in the case of stock splits, reverse stock splits, stock dividends, etc.) and was adopted by the Board of Directors in March 2011 and approved by shareholders on May 26, 2011. The 2011 Plan is administered by the Board of Directors or a committee authorized by the Board of Directors, consisting of at least two directors each of whom is not an officer or employee of the Company and meeting the qualifications set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The administrator has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 2011 Plan.

Options granted under the 2011 Plan are intended to be "incentive stock options" as defined in Section 422 of the Code and may be granted only to employees of the Company or its subsidiaries. The exercise price of options granted under the 2011 Plan may not be less than the fair market value of the Company’s Common Stock on the date of grant. The exercise price of an incentive stock option must be 110% of the fair market value of the stock if such option is granted to an employee who holds more than 10% of the total combined voting power of the Company’s voting securities.

In accordance with the rules under the Code for incentive stock options, the 2011 Plan provides that incentive stock options granted to any particular employee under the 2011 Plan may not “vest” for more than $100,000 in fair market value of the stock (measured on the grant date) in any calendar year. If incentive stock options granted to an optionee would vest for more than $100,000 in any calendar year, then such incentive stock options will, to such extent, be treated as non-statutory stock options.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination will immediately terminate, and any options that are exercisable on such termination date will be exercisable for a period of thirty (30) days (one year or such shorter period as determined by the administrator in the case of termination by reason of death or disability) following termination of employment.

Options granted under the 2011 Plan may not be exercised more than 10 years after the date of grant (5 years after the date of grant if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The exercise price under any option may be paid in cash, recourse notes or shares of Common Stock already owned or, in the case of a “net exercise,” covered by the option, as may be determined by the administrator. Under the 2011 Plan, shares subject to canceled or terminated options are available for subsequently granted options.

Under the 2011 Plan, in the event of a Change of Control Event, the vesting of each option shall (contingent upon the consummation of the Change of Control Event) be accelerated to a date prior to the effective time of the Change of Control Event as the Board of Directors shall determine (or if the Board of Directors shall not determine such a date, to the date that is five (5) business days prior to the effective time of the Change of Control Event) and all options will terminate if not exercised at or prior to the effective time of the Change of Control Event. Alternatively, in the event of a Change of Control Event, the Board of Directors may provide that an option holder may not exercise his or her option but will receive a payment, in such form as determined by the Board of Directors, equal in value to the excess, if any of (i) the value of the property that the option holder would have received upon the exercise of the option following the acceleration of the vesting of the option over (ii) the exercise price which would have been payable by the option holder in connection with such exercise. A "Change of Control Event" will be deemed to have occurred upon the consummation of (i) a sale of all or substantially all of the Company’s assets (other than to a wholly-owned subsidiary or subsidiaries of the Company) in one transaction or a series of related transactions, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition by way of a tender or exchange offer by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, or (iv) the complete liquidation or dissolution of the Company.

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for other future issuance of options under the Company’s equity compensation plans as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2011 Incentive Stock Plan	100,000	$10.99	100,000
Equity compensation plans not approved by security holders:	—	—	—
Total	100,000	$10.99	100,000

Retirement Plans

Profit Sharing Plan

The Plan covers Company’s employees who are at least 21 years of age and have met certain service and eligibility requirements. Unico American Corporation is the Plan sponsor and the Plan administrator. Fidelity Management Trust Company is the Plan trustee. The Plan is intended to be a qualified retirement plan under the Code. As required by the Plan, on an annual basis, the Company must contribute 3% of participants’ eligible compensation to the account of each participant. In addition, pursuant to the terms of the Plan, the Company may contribute to participants an amount determined by the Board of Directors. Under the Plan, participants have the option to elect to make 401(k) and Roth 401(k) deferral contributions which are not matched by the Company. Participants must be employed by the Company on the last day of the Plan year to be eligible for a contribution. Participants are eligible to request a distribution of their vested account balance upon death, retirement, minimum required distributions and termination of employment. Effective November 1, 2015, the Company’s Money Purchase Plan was merged into the Plan.

Money Purchase Plan

The Company’s Money Purchase Plan covered executive officers of the Company and an officer of a subsidiary of the Company. Pursuant to the terms of this plan, the Company annually contributed to the account of each participant an amount equal to a percentage of the participant's eligible compensation as determined by the Board of Directors. However, amounts contributed to the Plan were considered first in determining the actual amount available under the Internal Revenue Service maximum contribution limits. Participants were required to be employed by the Company on the last day of the plan year to be eligible for contribution. Participants were entitled to receive distribution of benefits under this plan upon retirement, termination of employment, death, or disability. Effective November 1, 2015, the Company’s Money Purchase Plan was merged into the Plan.

Report of the Audit Committee

Neither the following report of the Audit Committee nor any other information included in this Proxy Statement pursuant to Item 407(d)1-3 of Regulation S-K constitutes “soliciting material” and none of such information should be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in any of those filings.

Management is responsible for the Company’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s independent auditors are responsible for auditing those consolidated financial statements. Our responsibility is to monitor and oversee these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or auditing or accounting procedures. We are not employees of the Company; and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s consolidated financial statements are presented in accordance with GAAP, that the audit of the Company’s consolidated financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent accountants are in fact “independent.”

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2016, with the Company’s management.

The Audit Committee has discussed with JLK Rosenberger LLP the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as amended and as adopted by the PCAOB in Rule 3200T. Additionally, the Audit Committee has received the written disclosures and the letter from JLK Rosenberger LLP, the Company’s independent registered public accounting firm, required by applicable requirements of the Public Company Accounting Oversight Board regarding JLK Rosenberger LLP’s communications with the Audit Committee concerning independence, and has discussed with JLK Rosenberger LLP its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

 Members of the Audit Committee:

David T. Russell

Samuel J. Sorich

Donald B. Urfrig

RELATED PARTY TRANSACTIONS

Prior to October 9, 2015, the Company leased approximately 23,000 square feet of an office building located at 23251 Mulholland Drive, Woodland Hills, California. Erwin Cheldin, the Company's former president and a current director and principal stockholder, was the owner of the Woodland Hills building during the lease. The lease provided for an annual gross rent of $486,000 and was effective from April 1, 2012, through March 31, 2013. The lease provided for extension options at the same terms and conditions. The Company exercised its right to extend the lease through June 30, 2014, and the lease continued thereafter on a month-to-month basis. The Company believed that at the inception of the lease agreement, and at each subsequent extension, the terms of the lease were at least as favorable to the Company as could have been obtained from non-affiliated third parties. The Company utilized for its own operations 100% of the space it leased at the Woodland Hills building. The Company also leased storage space from Erwin Cheldin. Depending on usage, storage space rental was estimated to be approximately $15,000 annually. The total rent for the Woodland Hills building was $0, $406,796, and $501,258 for the years ended December 31, 2016, 2015, and 2014, respectively. The Company’s month-to-month lease of the home office in Woodland Hills, California, ended on October 15, 2015.

On an annual basis, the Company distributes a related party questionnaire to all executive officers and directors of the Company. The Company reviews responses provided on the questionnaires to ensure any transactions with executive officers or directors are disclosed in compliance under Item 404(a) of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To the Company's knowledge, based solely on review of copies of reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with.

APPOINTMENT OF AUDITORS

JLK Rosenberger LLP has served as the Company’s independent auditors since 2015. The Audit Committee has selected it to continue as the Company’s auditors and to audit the books and other records of the Company for the year ended December 31, 2017. A representative of JLK Rosenberger LLP is expected to attend the Annual Meeting of Shareholders. Such representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT AND NON-AUDIT FEES

Audit Fees

The aggregate fees billed by JLK Rosenberger LLP for professional services rendered for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2015, and for the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years ended December 31, 2016 and 2015, were approximately $199,000 and $190,000, respectively.

Audit Related Fees

There were no audit related services by JLK Rosenberger LLP for each year ended December 31, 2016 and 2015.

Tax Fees

There were no services rendered or fees billed for tax compliance, consulting, or planning services by JLK Rosenberger LLP for each year ended December 31, 2016 and 2015.

All Other Fees

There were no services rendered or fees billed related to compliance and planning during the years ended December 31, 2016, and December 31, 2015.

The policy of the Audit Committee is to pre-approve all audit and non-audit services provided by the Company’s independent auditors.

OTHER MATTERS

The Board of Directors is not aware of any business to be presented at the Annual Meeting except for the matters set forth in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement. Unless otherwise directed, all shares represented by proxy holders will be voted in favor of the proposals described in this Proxy Statement. If any other matters come before the Annual Meeting, the proxy holders will vote on those matters using their best judgment.

SHAREHOLDERS’ PROPOSALS

Shareholders desiring to exercise their right under the proxy rules of the Securities and Exchange Commission to submit proposals for consideration by the shareholders at the 2018 Annual Meeting are advised that their proposals must be received by the Company no later than December 18, 2017, for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. If a shareholder intends to present a proposal at the 2018 Annual Meeting but does not seek inclusion of that proposal in the Proxy Statement for that meeting, the holders of proxies for that meeting will be entitled to exercise their discretionary authority on that proposal if the Company does not have notice of the proposal by March 3, 2018.

ANNUAL REPORT TO SHAREHOLDERS

The Company's 2016 Annual Report on Form 10-K includes the Company’s consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2016, and is included in the Annual Report of the Company being mailed to the shareholders along with this Proxy Statement. The Annual Report including Form 10-K is not to be considered a part of the soliciting material.

By Order of the Board of Directors,

Cary L. Cheldin

Chairman of the Board, President and

Chief Executive Officer

Calabasas, California

April 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 25, 2017. The Proxy Statement and the Annual Report to Shareholders are available at http://materials.proxyvote.com/904607.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF UNICO AMERICAN CORPORATION

The undersigned hereby constitutes and appoints MICHAEL BUDNITSKY and CARY L. CHELDIN, and each of them, with full power of substitution, the proxies of the undersigned to represent the undersigned and vote all shares of common stock of UNICO AMERICAN CORPORATION (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Hilton Garden Inn at 24150 Park Sorrento, Calabasas, California 91302, on May 25, 2017, at 2:00 p.m. local time and at any adjournments thereof, with respect to the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, in the following manner:

1. ELECTION OF DIRECTORS ð FOR all nominees listed ð WITHHOLD AUTHORITY to all nominees listed below

CARY L. CHELDIN, LESTER A. AARON, ERWIN CHELDIN, GEORGE C. GILPATRICK,

TERRY L. KINIGSTEIN, DAVID T. RUSSELL, SAMUEL J. SORICH, DONALD B. URFRIG

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,

STRIKE A LINE THROUGH THE NOMINEE'S NAME ON THE LIST ABOVE.

2. IN ACCORDANCE WITH THEIR BEST JUDGMENT, with respect to any other matters which may properly come before the meeting and any adjournment or adjournments thereof.

Please sign and date on reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. When this proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the choices specified herein. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

DATED:__________________________________________, 2017

______________________________________________________

(Signature)

______________________________________________________

(Signature if jointly held)

Please date and sign exactly as your name or names appear herein. If more than one owner, all should sign. When signing as attorney, executor, administrator, trustee, or guardian, give your full title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by its duly authorized officer or partner.

PLEASE COMPLETE, SIGN, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.